                                  SCHEDULE 1

         The Reporting Persons have engaged in the following transactions in Shares since February 26, 1998, the last day on which a transaction in the Shares by the Reporting Persons was reported on the Schedule 13D.


Transaction             Number of           Price
   Date                  Shares           Per Share*      Purchaser
-----------             ---------         ----------      ---------

6-22-99                   2,000             1.1250          Bisco
7-01-99                   2,000             1.1875          Bisco
7-12-99                   1,800             1.1875          Bisco
7-13-99                     200             1.1875          Bisco

* Excluding commissions


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